Exhibit 99.1

Dreams, Inc. Announces Financial Results

For Fiscal Year 2007

FY 2007 Revenue Increased 31% to a Record $56 Million

Fourth Quarter Revenue Increased 27% to a Record $14.6 Million

PLANTATION, FL, July 9, 2007 – Dreams, Inc. (AMEX:DRJ) announced today its financial results for the full fiscal year 2007 and its fiscal fourth quarter. For the fiscal year (“FY”) ending March 31, 2007, revenue increased 31% to a record $56 million compared to $42.7 million reported in FY 2006. For the quarter, revenues grew 27% to $14.6 million, up from $11.5 million for the quarter last year.

Chief Executive Officer Ross Tannenbaum commented, “This was a great year for Dreams, Inc. (“Dreams”). With five consecutive years of healthy double-digit growth in revenue and significant improvement in our bottom line, we are clearly pleased with our results from our on-going operations.

“For FY 2007 pretax income was $1.4 million, versus $4.3 million in FY 2006, and net income for this year was nearly $1.0 million versus $2.5 million last year. For the fourth quarter this year, net losses before taxes were $774,000, versus a $2.3 million dollar gain for the fourth quarter last year. Net loss for the fourth quarter this year was $447,000, versus $1.3 million in net income for the fourth quarter last year.

“However, last year, our results were enhanced by our recording a $3.6 million insurance claim proceeds in the fourth quarter as ‘other income’, so the true comparison to measure our results from on-going operations requires us to exclude the extraordinary gain. This now has our FY2007 pretax income growing to over $1.4 million, versus $654,000 in FY2006, and our fourth quarter pretax losses down around 43% to $774,000 this year from approximately $1.4 million in pretax losses in the fourth quarter of last year. Net income after taxes increased to nearly $1.0 million, versus $388,000 in FY2006, and net losses after taxes were reduced 44% to $447,000 this year, versus $801,000 in net losses after taxes for the fourth quarter last year.

“It is encouraging that we were able to stem these historical fourth quarter losses in spite of additional operating expenses associated with the post-acquisition costs of integrating the Las Vegas based operations from Pro-Stars, Inc., the start-up costs associated with beginning our Sarbanes-Oxley 404 compliance and expenses associated with due-diligence towards a strategic acquisition that ultimately, did not close. In fact, the trend towards profitability for our fiscal fourth quarter is underway.

“Driven by strong demand for our products and services, annual revenue from retail operations increased 57% to $39.4 million. The upward momentum was due, in part, to our offering of nearly 65,000 products including officially licensed memorabilia of the NFL,

MLB, NBA, NHL, NCAA and NASCAR, among items from more than 600 teams and over 2,000 different athletes through our company-owned Field of Dreams stores and our two principal web sites, FansEdge.com and ProSportsmemorabilia.com. Annual revenue from manufacturing and distribution was approximately $15 million for FY2007, versus $16 million last year.

Dreams, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended March 31, 2007, 2006 and 2005

(Dollars in Thousands, except share and earnings per share amounts)

	March 31, 2007	March 31, 2006	March 31, 2005
Revenues:
Manufacturing/Distribution	$14,960	$16,185	$12,922
Retail	39,382	25,095	18,833
Management fees, net	334	224	324
Franchise fees and royalties	1,100	1,226	899
Other	184	—	—

Total revenues	55,960	42,730	32,978

Expenses:
Cost of sales – manufacturing/distribution	9,151	10,181	7,303
Cost of sales – retail	22,638	14,279	10,934
Operating expenses	21,444	16,523	14,418
Depreciation and amortization	708	639	375

Total expenses	53,941	41,622	33,030

Income (loss) from operations	2,019	1,108	(52)

Interest (expense), net	(528)	(454)	(585)

Other (expense) / income	(42)	3,657	—

Income (loss) before income taxes	1,449	4,311	(637)

Income tax (expense) / benefit	(469)	(1,762)	174

Net income / (loss)	$980	$2,549	$(463)

Basic and diluted income (loss) per share	$0.03	$0.09	$(0.05)

Weighted average shares outstanding	32,271,327	27,404,643	9,393,866

*	Non-GAAP Illustration excluding the $3.6 million extraordinary gain recorded in March 2006.

(Dollars in Thousands)

	Year Ending March 31,
	2007	*2006
Income from operations	$2,019	$1,108
Interest expense, net	528	454
Other (expense) / income	(42)	—

Income before income taxes & extraordinary gain	1,449	654
Income tax expense	469	266
Net income less extraordinary gain	$980	$388

	Three Months Ended March 31,
	2007	*2006
(Loss) from operations	$(594)	$(1,256)
Interest expense, net	138	115
Other (expense) / income	(42)	—

(Loss) before income taxes & extraordinary gain	(774)	(1,371)
Income tax benefit	327	570
Net (loss) less extraordinary gain	$(447)	$(801)

Financial Highlights:

FY 2007 (ending March 31, 2007) Compared to FY 2006

•	Revenue increased 31% to $56 Million

•	*Net income improved 150% to nearly $1 Million

•	Working Capital rose 27% to $17.3 Million

•	Stock Holder’s Equity grew 50% to over $24.3 Million

•	E-commerce Sales surge 61% to $31.4 Million

Financial Highlights:

FY 2007Q4 (ending March 31, 2007) Compared to FY 2006Q4

•	Revenue increased 27% to $14.6 Million

•	*Net losses reduced 44% to $447,000

*	Results represent exclusion of $3.6 million from “extraordinary gain” recorded in March 2006.

Additional accomplishments and recent highlights include:

•	June 22, 2007 – Dreams named to the closely watched “Russell Index” which tracks the 4,000 largest U.S. companies based on market capitalization.

•	June 20, 2007—Launched our newly designed web site www.dreamscorp.com

•	June 14, 2007 – FansEdge, Inc., the internet division of Dreams, landed at number 39 on the coveted 2006 “Top 500 Fastest Growing Retailers” list from industry bible, Internet Retailer Magazine.

•	June 6, 2007 – Dreams receives $18 million in financings from Comerica Bank.

•

June 6, 2007 – Dreams received the “Emerging Company Award” from the Association for Corporate Growth as a result of our growth both in revenues and profitability amongst our peers in the under $500 million category.

•	April 16, 2007 – Dreams common shares begin trading on the American Stock Exchange under the symbol “DRJ”.

Corporate Initiatives include:

•	Designing and building our first prototype FansEdge™ brick and mortar store in the greater Chicago market.

•

Enhancing our 365 Live marketing model by populating the additional days with athletes such as Dan Marino, Dick Butkus, Steve Garvey and others to complement the 15 days per month, already featuring Pete Rose.

•	Improving blended margins by going from manufacture to retail.

•	Targeting additional Las Vegas based Field of Dreams® locations, as this area of the country has provided the highest volumes for our products and services.

•	Continuing to pursue a dual pronged strategy for growth; that includes both organic growth and strategic acquisitions.

“Key components of our organic growth strategy include building brand recognition; improving sales conversion rates both in our stores and web sites; exploring additional distribution channels for our products; and lastly, by cross pollinating corporate assets amongst our various operating divisions.

“Our strategic acquisition initiatives will focus on e-commerce companies, brick and mortar retailers, other manufacturers of licensed sports and entertainment products and collectibles, companies that can offer incremental distribution channels for our products and companies whose value can be enhanced by placing them under the Dreams corporate umbrella. Hence, our ability to evaluate potential acquisition candidates and consummate these transactions will remain an integral part of our business model.

“Our overall objective is to establish a market leading totally licensed, sports and entertainment products enterprise and true multi-channel retailer. That is, to service the customer by every possible means necessary in an efficient and professional manner by driving and building our brands through on-line, brick and mortar, catalogue, and in-bound and out-bound call centers.

“All in all, it has been a productive year and we feel that we are well positioned to become the consolidator in this highly fragmented industry,” concluded Ross Tannenbaum.

DREAMS, INC. trades on the American Stock Exchange under the symbol “DRJ”.

For more information on Dreams, Inc. and its subsidiaries, please visit our newly designed web site: www.dreamscorp.com.

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Caren Berg or Jennifer Clarin

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: caren@boardroompr.com or jclarin@boardroompr.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services. Past performance is not indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.